TO BUSINESS AND TECHNOLOGY EDITORS:

            Sonic Foundry Releases Preliminary 2008 Fiscal Q1 Results

      MADISON, Wis., Jan. 24 /PRNewswire-FirstCall/ -- Sonic Foundry(R) Inc. (Nasdaq: SOFO), a leader in automated rich media communications technology, today announced that it expects its fiscal first quarter revenue, ending December 31, 2007, to be approximately $2.5 million and first quarter loss to be approximately $3.5 million or $(0.10) per share. Key factors affecting the quarter involve:

      -- Slowing economic conditions, specifically within the corporate and financial services markets on which the company historically depends for sales in its fiscal first quarter;

      -- Lagging sales to corporate customers, leading the company to allocate more resources to the higher education market, which is seasonally weaker in fiscal Q1;

      -- An increased focus on fiscal Q2 product roll outs and education bundles supporting Microsoft's Silverlight technology, allowing for the best cross-platform, cross-browser playback for Windows and Mac environments;

      Business seasonality is increasingly affecting results, with the higher education market buying at a faster rate midyear. However, recent sales pipeline activity is now being derived to a greater extent from higher education and this segment has increased beyond historical levels of 50 percent.

      As a result, the company continues to build its product and service offerings to address consistent and growing demand from the higher education sector, where scale and efficiency of sales efforts are emerging most rapidly. Similarly, it anticipates that newly developed service offerings will continue to generate more revenue in application areas such as corporate training and knowledge delivery online. An increase in sales efficiency is also expected with the company's concentration on additional sales to existing customers within these target markets.

      With the change in market sector demands, Sonic Foundry is now deploying a greater portion of its resources to faster growing segments. This effort includes the introduction of new product bundles and expanded service offerings in fiscal Q2. The company has also initiated cost savings measures that will reduce its operating costs by approximately $4 million annually and improve its progress towards profitability. The measures include personnel reductions and restructuring of its sales efforts, as well as eliminating various program costs that were not deemed necessary to achieve the company's FY08 strategic initiatives.

      Final results for the first quarter of fiscal 2008 will be released on Thursday, February 7, 2008 after the close of the market. The company will host a corporate webcast for analysts and investors that day at 3:30 p.m. CT/ 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite(R), to webcast the presentation for live and on-demand viewing. To access the presentation, go to http://www.sonicfoundry.com/q1 on or after February 7, 2008. An archive of the conference call will be available for 30 days.

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      About Sonic Foundry(R), Inc.

      Founded in 1991, Sonic Foundry (NASDAQ: SOFO) is a technology leader in the emerging rich media communications marketplace, providing enterprise solutions and services that link an information-driven world. Sonic Foundry is named on Ziff Davis Media's Baseline list of the top ten fastest-growing software companies with sales under $150 million and named one of Deloitte's Technology Fast 500 companies. Voted Best Webcasting Platform and Best Webcasting Appliance in the Streaming Media Readers' Choice Awards, the company's solutions are trusted by education institutions, Fortune 500 companies and government agencies for a variety of critical communication needs. Sonic Foundry is changing the way organizations communicate via the web and how people around the globe receive vital information needed for work, professional advancement, safety and education. Sonic Foundry is based in Madison, Wisconsin. For more information about Sonic Foundry and Mediasite, visit http://www.sonicfoundry.com.

      Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.